Exhibit 99.1

CONTACTS: INVESTOR RELATIONS Louie Rubiola 210-626-4355 MEDIA Tesoro Media Line 210-626-7702 media@tsocorp.com

TESORO ANNOUNCES PLAN TO SELL HAWAII OPERATIONS

SAN ANTONIO, TX – January 10, 2012 – Tesoro Corporation (NYSE: TSO) today announced its plan to sell its Hawaii operations, including the 94 thousand barrel per day (mbpd) Kapolei refinery, operations at 32 retail stations and all associated logistical assets.

“Following a comprehensive analysis, we’ve determined that our business in Hawaii does not align with our strategic focus on the Mid-Continent and West Coast, and can provide greater value for a company that will invest in the business and employees,” said Greg Goff, president and CEO of Tesoro. “While the Hawaii business is no longer in line with our vision for Tesoro’s future, there is no question that it offers value for the right investor.”

The Kapolei refinery enjoys a favorable geographic position, excellent logistical infrastructure and an advantaged configuration that make it an attractive business for interested buyers. The refinery yield is distillate-focused and is complementary to the on-island demand for utility, jet and military fuels. The facility has the necessary logistics to support product movements to and from the U.S. West Coast or Pacific Rim markets, and is well positioned for participation in existing State of Hawaii and U.S. Department of Defense renewable fuels projects.

This is a fully integrated business which includes:

•	Advantaged hydrocracking refinery

•	Network of retail stations

•	Deep draft single point mooring facility for crude and product movements

•	Proprietary pipelines with connections to crucial business hubs such as Honolulu International Airport, the military fuel depot and Barbers Point inter island barge harbor

•	Terminal access and barge operations to supply the major outlying islands

Tesoro Hawaii indicated its operations are focused on continuing to meet all its business commitments during the marketing and sales process.

Tesoro Hawaii anticipates completing the sale no sooner than the second half of 2012, subject to regulatory and other approvals.

About Tesoro

Tesoro Corporation, a Fortune 150 company, is an independent refiner and marketer of petroleum products. Tesoro, through its subsidiaries, operates seven refineries in the western United States with a combined capacity of approximately 665,000 barrels per day. Tesoro’s retail-marketing system includes nearly 1,200 branded retail stations, of which over 375 are company operated under the Tesoro®, Shell® and USA GasolineTM brands.

This press release contains certain statements that are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 concerning Tesoro Hawaii Corporation’s intent to sell its Hawaii operations. For more information concerning factors that could affect these statements see our annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission. We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, after the date hereof.”